Saga Communications, Inc. Announces the Retirement of Chief Operating Officer

GROSSE POINTE FARMS, Mich., May 23, 2018 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) today announced that its Chief Operating Officer, Warren Lada, will retire at the end of June, 2018. Ed Christian, Saga's President and Chief Executive Officer, said, "Warren has been an integral part of Saga for the past 27 years and we will deeply miss his contributions to Saga and its radio stations across the US." Prior to his current position as Chief Operating Officer, Mr. Lada served as President and General Manager for Saga radio station WAQY, Rock 102, in Springfield, Massachusetts. Mr. Lada's career encompasses 42 years, exclusively in the radio industry.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM, 33 AM radio stations and 75 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance," "intent" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070